EX-99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 21, 2018, relating to the financial statements and financial highlights of Ivy LaSalle Global Real Estate Fund and Ivy LaSalle Global Risk Managed Real Estate Fund, two of the series constituting Ivy Funds, appearing in the Annual Report on Form N-CSR of the Ivy Funds for the year ended March 31, 2018. We also consent to the references to us under the headings “Other Service Providers” and “Appendix A - Form of Agreement and Plan of Reorganization” in the Combined Prospectus and Proxy Statement, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus dated July 5, 2017, and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information dated July 5, 2017, which are incorporated by reference and are a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
June 25, 2018